UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ACORN FACTOR, INC.
______________
(Name of Registrant as Specified In Its Charter)
______________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ACORN FACTOR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 5, 2007

           The Annual Meeting of Stockholders of Acorn Factor, Inc. will be held at the Union League Club of New York, 38 East 37th Street, New York, New York 10016, on Wednesday, December 5, 2007, at 10:00 a.m., for the following purposes:

     (1)      To elect seven directors to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

    (2)      To consider and act upon such other and further matters as may properly come before the meeting or any postponements or adjournments thereof.

           Only stockholders of record at the close of business on October 12, 2007, are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof.

           Regardless of how many shares you own, your vote is very important. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS, SHELDON KRAUSE Secretary

November 13, 2007
Montchanin, Delaware

ACORN FACTOR, INC.
4 West Rockland Road
Montchanin, Delaware 19710

PROXY STATEMENT

           This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Acorn Factor, Inc. a Delaware corporation (the “Company” or “Acorn”) (formerly known as Data Systems & Software Inc.) to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Union League Club of New York, 38 East 37th Street, New York, New York 10016 on Wednesday, December 5, 2007 at 10:00 a.m., and any postponements or adjournments thereof. This Proxy Statement and the accompanying materials are being mailed on or about November 13, 2007, to holders of record of the Common Stock, par value $.01 per share, of the Company (the “Common Stock”) as of the record date. This solicitation is being made by management. All costs related to this solicitation are being borne by the Company.

           The record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Annual Meeting has been established as the close of business on October 12, 2007. On that date, 10,136,118 shares of Common Stock of the Company were outstanding and entitled to vote. Holders of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

           The presence at the Annual Meeting in person or represented by proxy of a majority of the outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any one matter, it will be deemed present for purposes of determining the presence of a quorum for all other matters presented to the meeting. Votes withheld from any nominee for election as a director, abstentions, and shares held by a nominee for a beneficial owner that are voted on any matter which may come before the meeting, will be deemed present for purposes of determining the presence of a quorum.

           All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all management nominees for election as directors, except as otherwise required by law. Directors will be elected at the Annual Meeting by a plurality of the votes cast in person or represented by proxy. Any stockholder of record returning the accompanying proxy card may revoke such proxy at any time prior to its exercise by (i) giving written notice to the Company of such revocation, (ii) voting in person at the Annual Meeting, or (iii) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to Acorn Factor, Inc., 4 West Rockland Road, Montchanin, Delaware 19710, Attention: Secretary.

           Commencing ten days before the date of the Annual Meeting, an alphabetical list of the names and addresses of the stockholders of record as of the Record Date will be available at our principal executive offices, 4 West Rockland Road, Montchanin, Delaware 19710, for inspection by any stockholder during normal business hours for any purpose germane to the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table and the notes thereto set forth information, as of October 25, 2007 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each director of the Company and each nominee for director, (ii) certain current or former executive officers (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of Common Stock.

	Number of Shares of		Percentage of
	Common Stock		Common Stock
Name and Address of Beneficial Owner (1) (2)	Beneficially Owned (2)		Outstanding (2)

George Morgenstern	482,054	(3)	4.6%
John A. Moore	850,877	(4)	7.1%
Richard J. Giacco	9,333	(5)	*
Joseph Musanti	0		--
Richard Rimer	110,833	(6)	1.0%
Scott B. Ungerer	0		--
Samuel M. Zentman	54,954	(7)	*
Michael Barth	51,267	(8)	*
William J. McMahon	0		--
Benny Sela (9)	40,000	(10)	*
All executive officers and directors of the
Company as a group (10 people)	1,480,318		13.3%
Jacob Neuwirth (11)	0	(12)	--
__________________
* Less than 1%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.

(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date.
Percentage information is based on the 10,136,118 shares outstanding as of October 31, 2007.

(3)	Consists of 45,115 shares, 387,500 shares underlying currently exercisable options, and 49,439 shares owned by Mr. Morgenstern’s wife.

(4)	Consists of 390,877 shares and 460,000 shares underlying currently exercisable options.

(5)	Consists of 1,000 shares and 8,333 shares underlying currently exercisable options.

(6)	Consists of 27,500 shares and 83,333 shares underlying currently exercisable options.

(7)	Consists of 5,297 shares, 48,333 shares underlying currently exercisable options and 1,324 shares underlying currently exercisable warrants.

(8)	Consists of 46,333 shares underlying currently exercisable options, 3,289 shares underlying a currently convertible debenture, and 1,645 shares underlying currently exercisable warrants.

(9)	Appointed as Chief Executive Officer of the Company’s subsidiary dsIT Solutions Ltd. effective July 1, 2007.

(10)	Consists of 40,000 shares underlying currently exercisable options.

(11)	Resigned as Chief Executive Officer of the Company’s subsidiary dsIT Solutions Ltd. effective June 30, 2007.

(12)	Based on information available to the Company as of July 26, 2007.

ELECTION OF DIRECTORS

(PROPOSAL 1 ON PROXY CARD)

           The Board of Directors of the Company is currently comprised of seven seats. The Board of Directors has nominated its seven current directors, George Morgenstern, John A. Moore, Richard J. Giacco, Joseph Musanti, Richard Rimer, Scott B. Ungerer and Samuel M. Zentman, for election as directors at the Annual Meeting. All nominees have consented to be named as such and to serve if elected.

           With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders cannot vote for more than the seven nominees named in this proxy statement. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all seven of the Board’s nominees. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted at the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee. Persons nominated in accordance with the notice requirements of the Company’s By-laws are eligible for election as directors of the Company. All nominations for director that are not timely delivered to the Company or that fail to comply with the requirements set forth in the Company’s By-laws will be excluded from the Annual Meeting, as provided in the By-laws. A copy of the Company’s By-laws can be obtained from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19170. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the seven nominees receiving the greatest number of votes will be elected as directors.)

Certain Information Regarding Directors and Officers

          Set forth below is certain information concerning the directors and certain officers of the Company:

Name	Age	Position
George Morgenstern	74	Founder, Chairman of the Board; Chairman of the Board of
		our dsIT Solutions Ltd. subsidiary (“dsIT”)
John A. Moore	42	Director, President and Chief Executive Officer; and director
		of our Comverge Inc. affiliate (“Comverge”)
Richard J. Giacco	55	Director and Member of the Audit Committee
Joseph Musanti	50	Director and Chairman of the Audit Committee
Richard Rimer	42	Director
Scott B. Ungerer	49	Director
Samuel M. Zentman	61	Director and Member of the Audit Committee
Michael Barth	46	Chief Financial Officer of the Company and dsIT
William J. McMahon	51	President and Chief Executive Officer of CoaLogix Inc. and
		SCR-Tech LLC
Benny Sela	59	Chief Executive Officer of dsIT

          George Morgenstern, founder of the Company, and one of our directors since 1986, has been Chairman of the Board since June 1993. Mr. Morgenstern served as President and Chief Executive Officer from our incorporation in 1986 until March 2006. Mr. Morgenstern also serves as Chairman of the Board of dsIT. Mr. Morgenstern served as a member of the Board of Directors of Comverge from October 1997 to March 2006 and as Chairman until April 2003.

          John A. Moore has been a director and President and Chief Executive Officer of our Company since March 2006. Mr. Moore also serves as a director of Comverge. Mr. Moore is the President and founder of Edson Moore Healthcare Ventures, which he founded to acquire $150 million of drug delivery assets from Elan Pharmaceuticals in 2002. Mr. Moore was Chairman and EVP of ImaRx Therapeutics, a drug and medical therapy development company, from February 2004 to February 2006 and Chairman of Elite Pharmaceuticals from February 2003 to October 2004. He is currently Chairman of Optimer, Inc., a research based polymer development company, and a member of the Board of Directors of Medi-HutCo., Inc., a distributor of over-the-counter medical devices and supplies.

          Richard J. Giacco has been a director since September 2006. Since 2003 Mr. Giacco has served as President of Empower Materials, Inc., a manufacturer of carbon dioxide based thermoplastics. Mr. Giacco is also a Managing Member of Ajedium Film Group, LLC, a manufacturer of thermoplastic films. Mr. Giacco served as Associate General Counsel of Safeguard Scientifics, Inc. from 1984 to 1990. Mr. Giacco presently serves as the Chair of the Audit Committee of the Board of Directors of Ministry of Caring, Inc., and the Chair of the Finance Committee of the Board of Directors of Sacred Heart Village, Inc.

          Joseph Musanti became a member of our board of directors in October 2007. Since 2006, Mr. Musanti has served as President of Main Tape Inc., a designer and manufacturer of adhesive tape and protective film for consumer electronics, automotive, and other uses. He previously served as Vice President Finance and CFO of Main Tape Inc. from 2003 to 2006. Between 1989 and 2003, Mr. Musanti held various positions at Rheometric Scientific, Inc., a world leader in rheological and thermal analytical instrumentation, including Vice President Finance & Materials and CFO from 1997 to 2003.

          Richard Rimer has been a director since September 2006. Mr. Rimer is a private investor. From 2001 to 2006, Mr. Rimer was a Partner at Index Ventures, a private investment company. He formerly served on the boards of Direct Medica, a provider of marketing services to pharmaceutical companies, and Addex Pharmaceuticals, a pharmaceutical research and development company. Prior to joining Index Ventures, Mr. Rimer was the co-founder of MediService, the leading direct service pharmacy in Switzerland and had served as a consultant with McKinsey & Co.

          Scott B. Ungerer became a director in October 2007. He is the managing partner and founder of EnerTech Capital Partners, a leading energy and communications venture capital firm, and has been an energy technology investor since 1996. Mr. Ungerer’s specific areas of interest and responsibility include power generation, transmission and distribution, power line carrier, combustion engine technologies and nanomaterials. Prior to EnerTech, Mr. Ungerer spent 16 years as a power industry executive with Atlantic Energy. Mr. Ungerer currently sits on the boards of Comverge, Current Communications Group, a provider of broadband over power line solutions, Franklin Fuel Cells, Inc., a developer of solid oxide fuel technology, Intellon Corporation, a provider of home networking products using power lines, and The NanoSteel Company, a developer of nanostructural materials Mr. Ungerer received a B.S. in mechanical engineering from Princeton University.

          Samuel M. Zentman has been a director since November 2004. Since 1980 Dr. Zentman has been the president and chief executive officer of a privately-held textile firm, where he previously served as vice president of finance and administration from 1978 to 1980. From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation.

           Michael Barth has been our Chief Financial Officer and the Chief Financial Officer of dsIT since December 2005. For the six years prior, he served as Deputy Chief Financial Officer and Controller of dsIT. Mr. Barth is a Certified Public Accountant in both the U.S. and Israel and has 18 years of experience in public and private accounting.

          William J. McMahon serves as president of our recently established CoaLogix Inc. subsidiary. Since 2005, Mr. McMahon has served as President of SCR-Tech, LLC, a leading provider of catalyst regeneration technologies and management services for selective catalytic reduction systems used by coal-fired power plants to reduce nitrogen oxides emissions, which we acquired through CoaLogix Inc. in November 2007 from Catalytica Energy Systems, Inc. From 2000 to 2004 Mr. McMahon served as Group Vice President of the Ultrapure Water division of Ionics, Inc. Prior to that, he held several executive level and other managerial positions at Stone & Webster, DB Riley, Inc. and The Babcock & Wilcox Company. Mr. McMahon earned a B.S. degree in Nuclear Engineering from Georgia Institute of Technology and a MBA from Xavier University.

          Benny Sela has been associated with dsIT for over 20 years. Prior to becoming dsIT’s Chief Executive Officer in July 2007, he served as Executive Vice President and head of the Naval and Real Time Division at dsIT. Prior to joining dsIT, he served in the Israeli Air Force, where he was head of the Electronic Warfare branch, working on both the F-16 and Lavi projects. Mr. Sela holds a B.Sc. in Electrical Engineering, from the Technion--Israel Institute of Technology, a Masters Degree in Operations Research from Stanford University, and a MBA in Marketing from Bar-Ilan University in Israel.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

          During 2006 the Board of Directors met 13 times. Each director who served as a director in 2006 attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held (during the 2006 period for which the director served) and (ii) the total number of meetings held during 2006 by each committee of the Board of Directors on which such director served (during the period for which such director served), except for Elihu Levine, who attended five (63%) of eight meetings of the Board of Directors held during his term as director.

Audit Committee

          Between September 2006 and October 2007, our entire Board of Directors performed the functions of an audit committee as permitted by SEC rules. In October 2007, the Audit Committee was reestablished. Mr. Giacco, Mr. Musanti, and Dr. Zentman currently serve on the Audit Committee. Mr. Musanti acts as Chairman of the Audit Committee. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our independent auditors. Our Audit Committee’s charter is available on our website at www.acornfactor.com, where it may be found by under the “Investor Relations” tab. All three members of our Audit Committee are “independent” under Rule 10A-3 of the Securities Exchange Act of 1934 as well as the Nasdaq Marketplace Rules. Prior to the Board assuming the Audit Committee function in September, 2006, during 2006 our Audit Committee met four times.

Audit Committee Financial Expert

           Joseph Musanti has been designated as our Audit Committee financial expert. Our Board of Directors has determined that Mr. Musanti meets the qualifications for an “audit committee financial expert” set forth in Item 407 of Regulation S-K and is an independent director under Nasdaq standards.

Audit Committee Report

          As described above, during the period relevant to the preparation, approval and filing of our audited financial statements our entire Board of Directors performed the functions of an audit committee as permitted by SEC rules. With respect to such financials the Board of Directors (1) reviewed and discussed the audited financial statements with management, and (2) discussed with the independent auditors the matters required to be discussed by the statement of Auditing Standards No. 61 as amended. The Board of Directors has received the written disclosures and the letter from the independent accountants required by Independence Standard No.1, and has discussed with the independent accountant the independent accountant’s independence.

          Based on the review and discussions referred to above, the Board of Directors approved the inclusion of the audited financial statements included in the our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the Securities and Exchange Commission on April 16, 2007. (Mr. Musanti and Mr. Ungerer were not members of the Board during the period relevant to this Audit Committee Report):

THE BOARD OF DIRECTORS OF ACORN FACTOR, INC. George Morgenstern John A. Moore Richard J. Giacco Joseph Musanti Richard Rimer Scott B. Ungerer Samuel M. Zentman

Nominating Committee

          We have adopted procedures for ensuring independent director oversight of the process for nominating directors. As permitted by the Nasdaq Marketplace Rules, we have not established a separate nominating committee but have established procedures whereby nominations to the Board must be approved by a majority of the Board’s independent directors. We believe that not using a separate nominations committee reduces resource burdens and fosters fuller active participation by all our directors in the process, while ensuring that the independent directors approve all nominations.

          The Board uses established policies and procedures for director nominations. The Board identifies potential director candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders, or any other source that the Board has deemed appropriate. In considering candidates for the Board of Directors, the Board evaluates the entirety of each candidate's credentials, such as (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints and backgrounds, (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees. Both Scott B. Ungerer and Joseph Musanti were appointed to the Board in October 2007 in accordance with the procedures described above.

           Our stockholders may recommend potential director candidates by contacting the Secretary of the Company to receive a copy of the procedure to recommend a potential director candidate for consideration by the independent directors, who will evaluate recommendations from stockholders in the same manner that they evaluates recommendations from other sources.

Compensation Committee

           The Company does not currently have a compensation committee. The entire Board of Directors establishes the general compensation policies of the Company, the specific compensation levels for each executive officer, and administers the Company’s equity compensation plans and practices. In accordance with the Nasdaq Marketplace Rules we have established procedures whereby compensation to executive directors must be approved by a majority of the Board’s independent directors. Under these procedures executive officers are precluded from being present during voting or deliberations related to their own compensation.

           We believe that not using a compensation committee reduces resource burdens and fosters fuller active participation by all our directors in the compensation process, while ensuring that the independent directors approve all executive compensation.

Policy Regarding Director Attendance at Annual Stockholders Meetings

          The Board of Directors encourages directors to attend the Company's Annual Meeting of Stockholders, whether or not a meeting of the Board of Directors is scheduled for the same date of the Annual Meeting. As an incentive to attend annual meetings, the Board of Directors pays the standard attendance fee to directors who attend the Annual Meeting, whether or not there is a meeting of the Board of Directors held afterwards. Three of our then five directors (Including all directors standing for reelection) attended last year’s Annual Meeting of Stockholders.

Stockholder Communication with Board Members

          The Board has adopted a procedure to enable our stockholders to contact directors. Any director may be contacted by mail addressed to such director, in care of the Secretary of the Company at the address on the first page of this proxy statement. All such correspondence should be addressed to the director and marked “Confidential–Stockholder Communication”.

Director Independence

           We currently have five independent directors as determined by our Board of Directors, and two non-independent directors. In assessing director independence, we follow the criteria of the Nasdaq Stock Market (Marketplace Rule 4200). Our current independent directors are Richard J. Giacco, Joseph Musanti, Richard Rimer, Scott B. Ungerer and Samuel M. Zentman.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

          The entire Board of Directors establishes the general compensation policies of the Company, the specific compensation levels for each executive officer, and administers the Company’s equity compensation plans and practices. The Company does not currently have a compensation committee.

          The main objectives of the Company’s compensation structure include rewarding individuals for their respective contributions to the Company’s performance, establishing executive officers with a stake in the long-term success of the Company and providing compensation policies that will attract and retain qualified executive personnel.

          Compensation of our executives has three primary components: (1) salary; (2) in certain cases a yearly cash incentive bonus; and (3) in almost all cases stock option awards. In addition, we provide our executives with benefits that are generally available to our salaried employees.

          The Board of Directors determines the appropriate level of total compensation and, of each component of compensation, based on its determination in part as to the amount and type of compensation necessary to attract and retain the executive, overall company performance, individual performance and other considerations we deem relevant. Except as described below, our board of directors have not adopted any formal or informal policies, set formulas, or guidelines for setting total compensation for each executive or allocating compensation between cash and other currently paid-out compensation and other long-term forms of compensation. This is due to the small size of our executive team and the need to tailor each executive's award to attract and retain that executive. With respect to the periods covered by this discussion and analysis, the Board of Directors has also not utilized the services of compensation consultants or other experts.

          For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our President and Chief Executive Officer), the Board of Directors typically considers the recommendations of our President and Chief Executive Officer.

          The current intent of the Board of Directors is to perform a periodic review of the total compensation and the components thereof of its executive officers relative to the compensation paid by companies with whom we compete for executives.

          We account for the equity compensation expense for our employees under the rules of SFAS No. 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. We also record cash compensation as an expense at the time the obligation is accrued. Until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. It is not anticipated that any executive officer's annual cash compensation will exceed $1 million, and we have accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

          Base Compensation

          We fix the base salary of each of our executives at a level we believe enables us to hire and retain individuals in a competitive environment and reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals.

          Cash Incentive Bonuses

          Yearly cash incentive bonuses for our executive officers are established as part of their respective individual employment agreements to focus them on achieving key operational and financial objectives within a yearly time horizon. Jacob Neuwirth, who was the President and Chief Executive Officer of our dsIT subsidiary until June 30, 2007, had an employment agreement which provided for cash incentive bonuses. Mr. Neuwirth was entitled to a performance bonus of 5% of dsIT’s net income (as defined) before tax as well as a salary increase if dsIT achieved certain performance targets. Mr. Neuwirth did not earn any performance bonus in 2006 ($11,000 performance bonus was earned in 2005). Mr. Neuwirth did not attain the performance targets in 2006 (or 2005) to attain a salary increase.

          Stock Options and Equity Awards

           We utilize stock options to reward long-term performance and to ensure that our executive officers have a continuing stake in our long-term success. These options are intended to produce significant value for each executive if our performance is outstanding and if the executive has an extended tenure. Because, going forward, our executive officers are awarded stock options with an exercise price equal to the fair market value of our Common Stock on the date of grant, the determination of which is discussed below, these options will have value to our executive officers only if the market price of our Common Stock increases after the date of grant.

           Authority to make stock option grants to executive officers rests with our Board of Directors. In determining the size of stock option grants to executive officers, our Board of Directors considers individual performance against the individual's objectives, the extent to which shares subject to previously granted options are vested and the recommendations of our Chief Executive Officer and other members of management.

           In 2006, prior to the adoption of the 2006 Stock Option Plan for Non-Employee Directors and the 2006 Stock Incentive Plan, we issued a total of 1,035,000 non-plan options to certain of our directors and executive officers, the founder and director of our Paketeria affiliate, and our investor relations advisor.

          In addition, during 2006, we modified the terms of previously awarded stock options. The terms of a total of 392,500 options were modified as a result of the agreement to sell our former Databit subsidiary to Shlomie Morgenstern (the President of Databit). The modifications involved the adjustment of the expiration date of options granted to Databit employees and to Shlomie Morgenstern to be 18 months from the date of the transaction. Certain options granted to Shlomie Morgenstern also had their vesting period accelerated. In addition, the terms of 260,000 options previously granted to George Morgenstern (our former CEO and current Chairman of the Board) were modified in connection with the contract settlement agreement. Of those options, 200,000 had their expiration date extended to December 31, 2009 and 60,000 received accelerated vesting. Furthermore, 515,000 options which had been granted at a below market price in 2006 to our CEO, CFO and an investor relations advisor were modified so that the exercise price of those options were equal to the market price of our stock of the date of the original grant. In addition, the expiration date for 116,000 other options for employees and former employees were extended and 15,000 options for a former director had a price modification and extension of an expiration date.

          Going forward, we expect that all equity awards to our directors, executive officers and employees at our Acorn Factor, Inc. parent company will be made under our 2006 Stock Option Plan for Non-Employee Directors and 2006 Stock Incentive Plan.

          In November 2006, we adopted a Key Employee Stock Option Plan for our dsIT Solutions Ltd. subsidiary. Under the plan, a committee of board members of dsIT, to initially be comprised of the entire board of directors of dsIT, was to be created for its administration.

          On December 31, 2006, dsIT granted options to purchase 3,914 of its ordinary shares, to senior management and employees of dsIT (including an option to purchase 569 ordinary shares that was granted to Michael Barth, our CFO as well as the CFO of dsIT) under the plan. The options were granted with an exercise price of NIS 1.00 per share and are exercisable for a period of seven years. The options were fully vested and exercisable at the date of grant. The options were exercised in February 2007 and resulted in the reduction of our equity interest in dsIT from 80% to 58%.

          On the same date, dsIT granted options to purchase 2,260 of its ordinary shares to senior management and employees of dsIT (including an option to purchase 190 ordinary shares granted to Michael Barth with an exercise price of $105.26) at exercise prices ranging from NIS 1.00 to $126.05 per share and exercisable for a period of seven years. These options vest and become exercisable only upon the occurrence of either an initial public offering of dsIT or a merger, acquisition, reorganization, consolidation or similar transaction involving dsIT. If and when these options become exercisable and are exercised, our equity interest in dsIT will be reduced from 58% to approximately 50%.

          The purpose of the Key Employee Stock Option Plan for our dsIT Solutions Ltd. subsidiary and corresponding grants is to provide incentives to key employees of dsIT to further the growth, development and financial success of dsIT.

          Severance and Change in Control Benefits

          The President and Chief Executive Officer of dsIT and our CFO each has a provision in his employment agreement providing for certain severance benefits in the event of termination without cause. The CEO also has as a provision providing for the acceleration of his then unvested options in the event of termination without cause following a change in our control. These severance and acceleration provisions are described in the "Employment Agreements" section below, and certain estimates of these change of control benefits are provided in "Estimated Payments and Benefits Upon Termination" below.

          Other Benefits

          The President and Chief Executive Officer of dsIT and our CFO each receives company cars as well as payments to pension funds and education funds made on their behalves in accordance with their contracts which is substantially on the same basis as other Israeli executives.

COMPENSATION COMMITTEE REPORT

          The Board of Directors of Acorn Factor, Inc. which, as noted above, does not have a separate compensation committee, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Board of Directors has recommended that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A. (Mr. Musanti and Mr. Ungerer were not members of the Board during the period relevant to this Compensation Committee Report).

THE BOARD OF DIRECTORS OF ACORN FACTOR, INC. George Morgenstern John A. Moore Richard J. Giacco Joseph Musanti Richard Rimer Scott B. Ungerer Samuel M. Zentman

          The following table sets forth for the periods indicated information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and other officers who received in excess of $100,000 in salary and bonus during 2006 (the “named executive officers”):

SUMMARY COMPENSATION TABLE

					Stock	Options
		Salary	Bonus		Awards	Awards		All Other		Total
Name/Principal Position	Year	($)	($)		($)	($)		Compensation ($))		($)

John A. Moore
President and
Chief Executive Officer	2006	131,750	--		--	675,744	(1)	11,669	(2)	819,163

George Morgenstern
Chairman of the Board
and Chairman of the
Board of dsIT	2006	64,837	--		--	10,474	(3)	699,823	(4)	775,134

Jacob Neuwirth
Chief Executive Officer
of dsIT and President of
dsIT	2006	201,038	10,733	(5)	--	-		55,972	(6)	267,743

Michael Barth
Chief Financial Officer
and Chief Financial
Officer of dsIT	2006	95,250	--		--	57,912	(7)	18,463	(6)	171,625
_________________
(1)	Granted 400,000 stock options as of March 27, 2006 with an exercise price of $2.60 per share.
(2)	Consists of (i) $4,669 in health insurance premiums and (ii) $7,000 in director’s fees.
(3)	Granted 7,500 stock options as of October 3, 2006 with an exercise price of $3.28 per share.
(4)

Consists of (i) $600,000 received as a lump sum payment in exchange for a release by Mr. Morgenstern of the Company of any and all liability or obligation due him under his employment agreement (ii) $17,600 in contributions to a non-qualified retirement fund, (iii) $19,223 in life insurance premiums, and (iv) $13,000 in director’s fees.

(5)	Performance bonus of $10,733 paid in 2006 on 2005 results.
(6)

Consists of contributions to severance and pension funds and automobile fringe benefits. Contributions to severance and pension funds are made on substantially the same basis as those made on behalf of other Israeli executives.

(7)	Granted 50,000 stock options as of July 21, 2006 with an exercise price of $3.00 per share.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options (#)	Options (#)	Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

John A. Moore	300,000	100,000 (1)	2.60	March 31, 2011
Michael Barth	4,000		4.75	May 31, 2007
	3,333	1,667 (2)	0.91	December 31, 2009
	16,666	33,334 (3)	3.00	July 31, 2011
George Morgenstern	150,000		6.00	December 31, 2009
	50,000		4.80	December 31, 2009
	180,000		0.91	December 31, 2009
		7,500 (4)	3.28	October 3, 2013
__________
(1)	These options vest upon our share price achieving a five day average closing market price of $5.00.
(2)	These options vested on June 30, 2007
(3)	16,667 of these options vest on each of December 31, 2007 and December 31, 2008.
(4)	These options vested on October 3, 2007.

Compensation of Directors

          Through the end of September 2006, each of our directors was paid $1,000 for each Board or committee meeting which he attended (except when a committee meeting was held on the same day as a Board meeting) and was reimbursed for associated out-of-pocket expenses. Mr. Kerbs, Dr. Zentman and Mr. Levine were each paid based upon a rate of $6,000 per annum plus meeting fees in connection with their service on the Board (and in the case of Mr. Levine and Dr. Zentman, on the Audit Committee). Mr. Yurman was paid $24,000 per annum plus meeting fees for his service on the Board and as Chairman of the Audit Committee.

          Beginning in October 2006, it was agreed that non-employee directors should receive a cash retainer of $20,000 payable quarterly, in advance, as well as meeting fees for Board and Committee meetings of $500 per meeting.

          In September 2007, the Board changed the cash compensation policy for its non-employee directors. Under the new policy, non-employee directors will receive a $40,000 annual cash retainer as well as meeting fees of $1,000 for each board meeting attended.

          Additionally, the Board amended the company’s 2006 Stock Option Plan For Non-Employee Directors. Under the amended plan, (i) all incumbent non-employee directors will receive, following the date of the annual meeting, an annual grant of stock options exercisable for 10,000 shares of the company’s common stock, at an exercise price equal to the then fair market value, which options will vest one year after the date of grant, and be exercisable for seven years from the date of grant, and (ii) any newly elected directors will receive a one-time grant of stock options exercisable for 25,000 shares of the company’s common stock, at an exercise price equal to the then fair market value, which options shall vest one third per year, the first third to vest one year following the date of grant, and be exercisable for seven years from the date of grant.

          The following table sets forth the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006:

DIRECTOR COMPENSATION FOR 2006

	Fees Earned or	Option Awards
Name	Paid in Cash ($)	($) (1)	Total ($)
Avi Kerbs (2)	1,500	--	1,500
Elihu Levine (3)	7,500	--	7,500
Shane Yurman (4)	19,000	22,077	41,077
Samuel M. Zentman (5)	19,500	29,495	48,995
Richard J. Giacco (6)	6,000	8,362	14,362
Richard Rimer (6) (7)	6,000	68,017	74,017
Kevin Wren (6)	6,000	8,362	14,362
__________
(1)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. All options awarded to directors in 2006 remained outstanding at fiscal year end.

(2)	Resigned as director on March 27, 2006.
(3)

Term as director ended on September 15, 2006. In December 2006, certain options received in the past were modified. The expiration date of these options was extended and the exercise price was adjusted to reflect the closing share price of our Common Stock on the date prior to the date of modification. We did not recognize any compensation expense in connection with the modification.

(4)	Term as director ended on September 15, 2006. Includes $18,000 fee as chair of the Audit Committee.
(5)	Option awards include an award of options for service as the lead director for Audit Committee matters.
(6)	Was elected as a director on September 15, 2006.
(7)	Option awards includes an award of options for service in connection with certain oversight functions related to our investment in Paketeria.

Compensation Committee Interlocks and Insider Participation

          All matters related to the compensation of executive officers, including the Chief Executive Officer, are acted upon by the full Board of Directors.

          In 2006, George Morgenstern served as the President and Chief Executive Officer until March 2006 and was Chairman of our Board for the entire year. In March 2006, John Moore became our President and Chief Executive Officer. No member of the Board of Directors who was also one of our officers participated in any deliberations of the Board of Directors or any committee thereof relating to his own compensation or to the compensation of any person to whom he is related. Except as described in the preceding sentence, each member of the Board of Directors participated in the deliberations of the Board of Directors concerning executive officer compensation in 2006. During 2006, George Morgenstern engaged in transactions with us in which he was deemed to have an interest. For further information regarding these transactions please see “Item 13. Certain Relationships, Related Transactions and Director Independence” below.

Employment Arrangements

          John A. Moore became our President and Chief Executive Officer in March 2006. During the period from March until October 2006, he did not have a formal employment contract and was being compensated at the rate of $120,000 per annum as approved by the Board of Directors. Effective October 2006, the Board approved annual compensation for Mr. Moore of $275,000 with standard benefits. The Board also approved in principle to provide Mr. Moore with a year-end performance bonus to commence in 2007 with performance targets to be established by the Board. To date, no performance targets have been set by the Board.

          In March 2006, the Board also approved grants to Mr. Moore of an option to purchase 200,000 shares of our Common Stock at an exercise price of $2.00 per share, vesting on September 30, 2006 and expiring on March 31, 2011, and an option to purchase 200,000 shares of our Common Stock at an exercise price of $2.25 per share, vesting on March 30, 2009 and expiring on March 31, 2011; both subject to certain accelerated vesting provisions. The exercise price of both option grants was subsequently modified to $2.60, that being the market price of our shares on the date of the grant.

          Through March 2006, George Morgenstern served as our Chairman, President and Chief Executive Officer pursuant to an employment agreement dated as of January 1, 1997, as amended by the First Amendment to Employment Agreement dated as of May 17, 2001, the Second Amendment to Employment Agreement dated as of March 13, 2002, the Third Amendment to Employment Agreement dated as of December 30, 2004 and a Letter Agreement dated as of March 16, 2005 (collectively, the “GM Employment Agreement”).

          On March 10, 2006, Mr. Morgenstern entered into an Amendment and Assignment of Employment Agreement with us in connection with the sale of our Databit subsidiary pursuant to which Databit assumed all remaining obligations under the GM Employment Agreement, subject to a lump sum payment by us of $600,000 to Mr. Morgenstern. In connection with the Amendment and Assignment, Mr. Morgenstern releases us from any further obligations under the GM Employment Agreement. Mr. Morgenstern has been retained as a consultant, presently engaged as Chairman of our Board, by way of a Consulting Agreement between himself and the Company dated March 10, 2006. Such agreement provides for the payment of an annual consulting payment of $1.00, the assumption by Databit of the remainder of the payments due under an auto loan after the one-time payment of $25,000 by the Company towards such loan, and a non-accountable expense allowance of $65,000 per year. For further information, see “Item 13. Certain Relationships and Related Transactions” below.

          Jacob Neuwirth served as President and Chief Executive Officer of dsIT through June 30, 2007, pursuant to an employment agreement dated as of December 16, 2001. Mr. Neuwirth’s employment agreement provided for a base salary which is denominated in Israeli Consumer Price Index linked NIS, currently equivalent to approximately $195,000 per annum. Mr. Neuwirth would have been entitled to a salary increase if dsIT had achieved certain performance targets. In addition to his base salary, Mr. Neuwirth was entitled to receive a bonus payment equal to 5% of dsIT’s net profit before tax.

          Under the terms of the employment agreement with Mr. Neuwirth, we were obligated to make certain payments upon termination or change in control. See “Estimated Payments and Benefits Upon Termination or Change in Control” below for details.

          Under his employment agreement, Mr. Neuwirth was entitled to a loan of up to $100,000 from dsIT. As of December 31, 2006, the loan balance plus accrued interest which is denominated in linked NIS, bears interest at 4% and has no fixed maturity date, had an outstanding balance of $104,000.

          Michael Barth has served as Chief Financial Officer of the Company and Chief Financial Officer of dsIT beginning December 1, 2006. In July 2006, the Board approved an annual salary of $100,000 for Mr. Barth retroactive to March 1, 2006. In July 2006, the Board also approved grants to Mr. Barth of an option to purchase 50,000 shares of our Common Stock at an exercise price of $2.65 per share, vesting one-third each on December 31, 2006, 2007 and 2008 and expiring on July 31, 2011. The exercise price of both option grants was subsequently modified to $3.00, that being the market price of our shares on the date of the grant. In September 2007, the Board approved a cash bonus to Mr. Barth of $20,000 and a grant to Mr. Barth of an option to purchase 30,000 shares of our Common Stock at an exercise price of $3.90 per share, vesting one-third each on September 20, 2008, 2009 and 2010, and expiring on September 19, 2014.

          Under the terms of the employment agreement with Mr. Barth, we are obligated to make certain payments upon termination or change in control. See “Estimated Payments and Benefits Upon Termination or Change in Control” below for details.

Pension Benefits

          We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

          We do not maintain any nonqualified defined contribution or deferred compensation plans. The Board of Directors may elect to provide our officers and employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our best interests.

Estimated Payments and Benefits upon Termination or Change in Control

          The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below.

          John A. Moore

          The following table describes the potential payments and benefits upon termination of employment for Mr. Moore, our President and Chief Executive Officer, as if his employment terminated as of December 31, 2006, the last day of our last fiscal year.

	Circumstances of Termination
	Voluntary	Termination	Change of		Death or
Payments and benefits	resignation	not for cause	control		disability
Compensation:
Base salary (1)	--	--	--		--
Benefits and perquisites:
Perquisites and other personal benefits	--	--	--		--
Acceleration of stock awards:
Market value of stock vesting on termination (2)	--	--	87,000	(3)	--
Total	$--	$--	$87,000		$--
_____________
(1)	Assumes that there is no earned but unpaid base salary at the time of termination.
(2)	Calculated on the year end per share price of our stock ($3.47)
(3)	According to the terms of Mr. Moore’s options, upon a change of control, the remaining 100,000 unvested options that he has with an exercise price of $2.60 would accelerate their vesting

          Michael Barth

          Under the terms of the employment agreement with Mr. Barth, we are obligated to make certain payments to fund in part our severance obligations to him. We were required to pay Mr. Barth an amount equal to 120% of his last month's salary multiplied by the number of years (including partial years) that Mr. Barth worked for us. This severance obligation, which is customary for executives of Israeli companies, was to be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Barth’s employment agreement. In addition, the agreement with Mr. Barth provided for an additional payment equal to six times his last month’s total compensation, payable at the end of his employment with us. As of December 31, 2006, the unfunded portion of these payments was $108,000.

          The following table describes the potential payments and benefits upon termination of employment for Mr. Barth, our Chief Financial Officer, as if his employment terminated as of December 31, 2006, the last day of our last fiscal year.

	Circumstances of Termination
	Voluntary		Termination		Change of	Death or
Payments and benefits	resignation		not for cause		control	disability
Compensation:
Base salary	$16,667	(1)	$50,000	(2)	--	$50,000	(2)
Benefits and perquisites:
Perquisites and other personal benefits	$48,001	(3)	$101,153	(3)	--	$101,153	(4)
Total	$64,668		$151,153		$--	$151,153

(1)	Assumes that there is no earned but unpaid base salary at the time of termination. The $16,667 represents a parachute payment of two months salary due to Mr. Barth.
(2)

Assumes that there is no earned but unpaid base salary at the time of termination. The $50,000 represents a parachute payment of 6 months salary due to Mr. Barth upon termination without cause or by death or disability.

(3)

Includes $28,690 of severance pay based on the amounts funded for Mr. Barth’s severance in accordance with Israeli labor law. Also includes accumulated, but unpaid vacation days ($13,978), car benefits ($1,750) and payments for pension and education funds ($3,583).

(4)

Includes $71,175 of severance pay in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for us multiplied by 120% in accordance with his contract, which calls for increased severance upon termination without cause. Of the $71,175 due Mr. Barth, we have funded $28,690 in an insurance fund. Also includes accumulated, but unpaid, vacation days ($13,978), car benefits ($5,250) and payments for pension and education funds ($10,750).

          Jacob Neuwirth

          Under the terms of the employment agreement with Mr. Neuwirth, we are obligated to make certain payments to fund in part our severance obligations to him. We are required to pay Mr. Neuwirth an amount equal to his last month's salary multiplied by the number of years (including partial years) that Mr. Neuwirth worked for us. This severance obligation, which is customary for executives of Israeli companies, will be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Neuwirth’s employment agreement. In addition, the agreement with Mr. Neuwirth provided for an additional payment equal to six times his last month’s total compensation, payable at the end of his employment with us, subject to offset for certain obligations of Mr. Neuwirth to us. As of December 31, 2006, the unfunded portion of these payments was $214,000. If there is a change of control in dsIT or Acorn, Mr. Neuwirth is entitled to severance obligations equal to 150% of his last month's salary multiplied by the number of years (including partial years) that Mr. Neuwirth worked for us and an additional payment equal to six times his last month’s total compensation (a total of 12 months total compensation).

          The following table describes the potential payments and benefits upon termination of employment for Mr. Neuwirth, the President and Chief Executive Officer of our dsIT subsidiary, as if his employment terminated as of December 31, 2006, the last day of our last fiscal year.

	Circumstances of Termination
	Voluntary		Termination		Change of		Death or
Payments and benefits	resignation		not for cause		control		disability
Compensation:
Base salary	$97,434	(1)	$97,434	(1)	$194,869	(2)	$97,434	(1)
Benefits and perquisites:
Perquisites and other personal benefits	$216,705	(3)	$306,226	(4)	$462,244	(5)	$306,226	(4)
Total	$314,139		$403,660		$657,113		$403,660

(1)	Assumes that there is no earned but unpaid base salary at the time of termination. The $97,434 represents a parachute payment of six months salary due to Mr. Neuwirth or by death or disability.
(2)	Assumes that there is no earned but unpaid base salary at the time of termination. The $194,869 represents a parachute payment of 12 months salary due to Mr. Neuwirth upon a change of control.
(3)

Includes $168,758 of severance pay based on the amounts funded in for Mr. Neuwirth’s severance in accordance with Israeli labor law. Also includes accumulated, but unpaid vacation days ($21,069), car benefits ($7,101) and payments for pension and education funds ($19,778).

(4)

Includes $258,279 of severance pay in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr.. Neuwirth worked for us. Of the $258,279 due Mr. Neuwirth, we have funded $168,758 in an insurance fund. Also includes accumulated, but unpaid vacation days ($21,069), car benefits ($7,101) and payments for pension and education funds ($19,778).

(5)

Includes $387,418 of severance pay in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr Neuwirth worked for us multiplied by 150% in accordance with his contract, which calls for increased severance under a change of control. Of the $387,418 due Mr. Neuwirth, we have funded $168,758 in an insurance fund. Also includes accumulated, but unpaid vacation days ($21,069), car benefits ($14,201) and payments for pension and education funds ($39,556).

Certain Related Party Transactions

          Scott B. Ungerer, who was appointed to our Board of Directors in October 2007, is the Managing Member of EnerTech Capital, which is the manager of EnerTech Capital Partners III, LP, an alternative energy, energy technology and cleantech venture capital fund in which our company has previously made a commitment to invest $5 million, to be funded over the ten-year life of the fund.

          During 2006, we paid approximately $473,000 for legal services rendered and reimbursement of out-of-pocket expenses to Eilenberg & Krause LLP, a law firm in which Sheldon Krause, a former director and our Secretary and General Counsel, is a member. Such fees related to services rendered by Mr. Krause and other members and employees of his firm, as well as certain special and local counsel retained and supervised by his firm who performed services on our behalf. Mr. Krause is the son-in-law of George Morgenstern, our Chairman of the Board, who up until March 2006, also served as our President and Chief Executive Officer.

          In December 2006, John Moore, our CEO loaned us $300,000 on a note payable for a period of six months. The note bears interest at the rate of 9.5% during the time it was outstanding. We have the right to repay the note at any time prior to maturity. The note shall become immediately due and payable to the extent we raise proceeds through any equity or debt financing transaction or from the sale of shares of Comverge Inc. The note was repaid in full in April 2007.

          In August 2007, as part of our initial investment in Paketeria, we also entered into a Stock Purchase Agreement with John A. Moore, our President and Chief Executive Officer and Richard Rimer, one of our directors. Pursuant to that agreement, as amended, we were entitled through November 5, 2007 to purchase the shares of Paketeria owned by Mr. Moore and Mr. Rimer, for an aggregate purchase price of the US dollar equivalent on the date of purchase of €598,000 (approximately $855,000 at the current exchange rate), payable in our Common Stock and warrants using the same price per share and other terms as our July 2006 private placement.

          On March 10, 2006 we entered into a Stock Purchase Agreement dated as of March 9, 2006, for the sale of all the outstanding capital stock of our Databit subsidiary to Shlomie Morgenstern. The transactions contemplated under the Stock Purchase Agreement and the related transactions to which we, Shlomie Morgenstern and George Morgenstern were a party and which are described herein (collectively, the “Transactions”), were consummated on March 10, 2006 with the approval of the Company’s Board of Directors and included the following:

               (a) Termination of the Employment Agreement dated August 19, 2004 among Shlomie Morgenstern, Databit and us and our release from any and all liability thereunder (other than under the related stock option and restricted stock agreements which would be modified as provided described below), including the waiver by Shlomie Morgenstern of any and all severance or change of control payments to which he would have been entitled to thereunder.

               (b) Amendment of the option and restricted stock agreements between us and Shlomie Morgenstern to provide for acceleration of any unvested grants on the closing of the Transactions and for all options to be exercisable through 18 months from the closing.

               (c) The assignment to and assumption by Databit of our obligations to George Morgenstern under the GM Employment Agreement upon the following terms:

                    (i) Reduction of the amounts owed to George Morgenstern under the GM Employment Agreement by the lump sum payment described below and the modifications to options and restricted stock agreements described below.

                    (ii) The release of us, by George Morgenstern, from any and all liability and obligations to him under the GM Employment Agreement, subject to a lump sum payment of $600,000.

               (d) The assumption by Databit of our obligations under the our leases for the premises in New York City and Montchanin, Delaware, which provide for aggregate rents of approximately $450,000 over the next three years.

               (e) The delivery by John A. Moore and the other reporting persons on the Schedule 13D dated June 30, 2005 (filed July 11, 2005), as amended, of consent agreements manifesting approval of the Transactions and their fairness, and agreeing not to institute any claims against the parties to the Transactions arising from the Transactions, subject to the fulfillment of certain conditions specified in such consents.

               (f) The amendment of the option agreement with George Morgenstern dated December 30, 2004 to provide for the acceleration of the 60,000 options that are not currently vested and the extension of the exercise period for all options held by George Morgenstern to the later of (i) September 2009 and (ii) 18 months after the cessation of service under the new consulting agreement described below.

               (g) The execution and delivery by George Morgenstern of a new consulting agreement for a period of two years, pursuant to which George Morgenstern would serve us as a consultant, primarily to assist in the management of our dsIT subsidiary, such agreement to provide for compensation of $1.00 per year plus a non-accountable expense allowance of $65,000 per year to cover expected costs of travel and other expenses.

          It is the unwritten policy of the Company that before a transaction with a related party will be entered into, it must receive the approval of a majority of the disinterested members of the Board of Directors. In determining whether or not a transaction involves a related party we apply the definition provided under Item 404 of Regulation S-K.

          All of the above transactions received the unanimous approval of the disinterested members of our Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms or written representations from certain reporting persons, we believe that during 2006 our executive officers and directors complied with the filing requirements of Section 16(a), with the exception of the late filing of following reports (i) the Form 3s filed on October 5, 2006 by our directors Richard Rimer, Richard J. Giacco and Kevin Wren following their initial appointment to the Board in September 2006, and Form 3 filed by Richard Rimer on October 20, 2006; (ii) a Form 4 filed by Mr. Moore on March 31, 2006, (iii) a Form 4 filed by Mr. Barth on July 26, 2006, and (iv) a Form 4 filed by Mr. Rimer on October 20, 2006. We have implemented measures to assure timely filing of Section 16(a) reports by our executive officers and directors in the future.

INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

           In January 2004, we engaged Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited as our independent auditors for the fiscal year ended December 31, 2003. They have continued to serve as our independent auditors for the two most recently completed fiscal years ended December 31, 2005 and December 31, 2006. A representative of Kesselman & Kesselman is not expected to attend the Annual Meeting.

Accounting Fees

          Aggregate fees billed by our principal accountant during the last two fiscal years are as follows:

	2005	2006
Audit Fees	$117,000	$94,000
Audit-Related Fees	24,000	29,000
Tax Fees	--	--
Other Fees	67,000	36,000
Total	$208,000	$159,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit Related Fees were for assurance and related services.

Other Fees were for services related to a response letter to the SEC and for reviewing registration statements. Other fees in 2005 were for services related to the sale of our dsIT Technologies Ltd. subsidiary and services related to response letters to the SEC.

Audit Committee Pre-Approval Policies and Procedures

          The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to ensure that the provision of these services does not impair the independence of the auditor. The Audit Committee was in compliance with the requirements of the Sarbanes-Oxley Act of 2002 regarding the pre-approval of all audit and non-audit services and fees by the mandated effective date of May 6, 2003. The Audit Committee (or the entire Board of Directors performing the equivalent functions of an audit committee) pre-approved all audit and non-audit services rendered by our principal accountant in 2006 and 2005.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

           Stockholders may present proposals for inclusion in the Company’s 2008 proxy statement provided that (in addition to other applicable requirements) such proposals are received by the Company in writing at its principal executive offices no later than July 8, 2008.

          Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2008 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-laws, will be excluded from the Annual Meeting, as provided in the By-

laws. A copy of the By-laws of the Company is available upon request from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.

OTHER MATTERS

           The Board of Directors of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

ANNUAL REPORT ON FORM 10-K

           A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2006, including audited financial statements, is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

           The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, internet, telephone, telex or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

BY ORDER OF THE BOARD OF DIRECTORS, SHELDON KRAUSE Secretary
November 13, 2007 Montchanin, Delaware

CORPORATE INFORMATION

HEADQUARTERS	SUBSIDIARIES	AFFILIATES

Acorn Factor, Inc.	CoaLogix Inc.	Comverge, Inc.
4 West Rockland Road	SCR-Tech LLC	120 Eagle Rock Road, Suite 190
P.O. Box 9	11701 Mt. Holly Road	East Hanover, NJ 07936
Montchanin, Delaware 19710	Charlotte, NC 28214	www.comverge.com
(302) 302-656-1707	www.scr-tech.com
www.acornfactor.com		Robert M. Chiste
	William J. McMahon III	Chairman of the Board, President
DIRECTORS & OFFICERS	President and CEO	and CEO

John A. Moore	Michael F. Mattes	Paketeria AG
Director, President and CEO	Vice President, Sales, Marketing and	Buckower Damm 114
	Development	12349 Berlin
George Morgenstern		Germany
Director, Founder and	Frank G. Wenz	www.paketeria.de
Chairman of the Board	General Manager Plant Operations
Andy Roesch
Richard Giacco	Dr. Howard N. Franklin	Chief Executive Officer
Director and Member of Audit	Director Technology
Committee		Local Power Inc.
	Michael D. Cooper	4281 Piedmont Ave.
Joseph Musanti	Director Research and	Oakland, CA 94611
Director and Chairman of	Development/Process Improvement	www.localpower.com
Audit Committee
	Mark W. Mullett	Paul Fenn
Richard Rimer	Controller	Chairman and CEO
Director
	dsIT Solutions, Ltd.	John Cutler
Scott B. Ungerer	11 Ben Gurion Street	President
Director	Givat Shmuel, 54017 Israel
	www.dsit.co.il	LEGAL COUNSEL
Samuel M. Zentman
Director and Member of	Benny Sela	Eilenberg Krause & Paul LLP
Audit Committee	Chief Executive Officer	11 East 44th Street, 19th Floor
New York, New York 10017
Michael Barth	Michael Barth	www.eeklaw.com
Chief Financial Officer	Chief Financial Officer
REGISTRAR AND
Sheldon Krause	Dan Ben-Dov	TRANSFER AGENT
Secretary and General Counsel	Vice President, Sales and Marketing
American Stock Transfer &
INVESTOR RELATIONS	Ran Avgar	Trust Co.
	Vice President, Human Resources and	59 Maiden Lane
For additional information regarding	Administration	New York, New York 10005
Acorn Factor, Inc., please contact:		www.amstock.com
Christy Miller, Director of
Communications at: (302) 656-1707

ACORN FACTOR, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints George Morgenstern, John A. Moore and Samuel M. Zentman, and each of them, with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Acorn Factor, Inc. to be held at the Union League Club of New York, 38 East 37th Street, New York, NY 10016, on Wednesday, December 5, 2007, at 10:00 a.m., and any adjournments and postponements thereof, hereby revoking all proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse, and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ACORN FACTOR, INC.

December 5, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:		2. Act upon such other matters as may come before the meeting.
NOMINEES:
FOR ALL NOMINEES	O John A. Moore	This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is indicated, the proxy will be voted for the election of the directors indicated and for approval of the proposals presented.
O George Morgenstern
O Richard J. Giacco
WITHHOLD AUTHORITY	O Joseph Musanti
FOR ALL NOMINEES	O Richard Rimer
O Scott B. Ungerer
FOR ALL EXCEPT	O Samuel M. Zentman
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
Signature of Stockholder Date:		Signature of Stockholder Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.